Exhibit 21.1

JOYBYTE HOLDINGS LIMITED

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Success Wave Holdings Limited	British Virgin Islands
HongKong Grand Universe Technology Limited	Hong Kong